Charthouse Suites
Vacation Ownership, Inc.
Clearwater, Florida

Balance Sheet

Including Independent Auditors' Report
December 31, 1997

Charthouse Suites Vacation Ownership, Inc.

Table of Contents
December 31, 1997

Independent Auditors'Report.................................. 1

Balance Sheet................................................ 2

Notes to Financial Statement..............................3 - 8


                   Independent Auditors' Report


The Board of Directors
Charthouse Suites Vacation Ownership, Inc.

We have audited the accompanying balance sheet of Charthouse Suites Vacation Ownership, Inc. (the Company) as of December 31, 1997. This balance sheet is the responsibility of the Company's management. Our responsibility is to express an opinion on this balance sheet based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit of the balance sheet provides a reasonable basis for our opinion.

In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of the Company at December 31, 1997, in conformity with generally accepted accounting principles.


VIRCHOW, KRAUSE & COMPANY, LLP


Waukesha, Wisconsin
February 17, 1998


Charthouse Suites Vacation Ownership, Inc.

Balance Sheet


December 31, 1997


Assets
Cash                                                          923
Prepaid expenses                                           11,847
Escrow deposits                                             5,680
Total assets                                               18,450

Liabilities and Shareholder's Equity

Liabilities
Deferred revenue-unit maintenance                           2,770
Deferred revenue-unit sales                                 5,680
Total Liabilities                                           8,450

Shareholder's equity
Common stock, par value $.01 per share, authorized
  10,000 shares, issued 100 shares                              1
Paid-in-capital                                            99,999
                                                          100,000

Less: Stock subscription receivable                        90,000
Total shareholder's equity                                 10,000

Total Liabilities and Shareholder's Equity                 18,450

See accompanying notes to financial statement.

Charthouse Suites Vacation Ownership, Inc.

Notes to Financial Statement
December 31, 1997

Note 1 - Nature of Business and Offering

Nature of Business

Charthouse Suites Vacation Ownership, Inc., a Florida Corporation (the Company) was formed on April 16, 1996, to facilitate the sale of interests (through an offering) to rent or use the Chart House Suites Hotel (the Hotel) located in Clearwater, Florida. The Company intends to sell, A, B, C, D, E and F class interests (the Interests). Purchasers of the Interests will have the right to use for two specific consecutive weeks of every spring, summer, fall and winter season until December 31, 2040, a hotel suite of a certain category in the Hotel. Owners of the Interests do not acquire an ownership or equity interest in the Company, but pursuant to the Charthouse Suites Vacation License Plan, will acquire a license right to utilize a suite in the Hotel.

Offering

The Company is offering for sale the following Interests:

                         Number of      Price Per
Class of Interests       Interests      Interest

A Interest                 36             18,500
B Interest                 24             21,500
C Interest                 36             25,500
D Interest                 36             36,500
E Interest                 12             39,500
F Interest                  6             60,000

Amounts received by the Company in connection with the sale of the license Interests will be recorded as income over the contractual life of the license agreement, using the straight-line method. Assuming the maximum number of Interests are sold, the gross proceeds from the sale will be approximately $4,248,000 exclusive of offering expenses. If fewer than 76 Interests are sold by October 31, 1998, the Company has an option to cancel the licenses and return the entire subscription amount, reduced by certain payments or benefits received, to investors.

Holders of Interests will be required to share in the annual maintenance and other related costs, expenses and reserves of providing the Hotel services and property and equipment for their respective unit weeks in the Hotel. Holders will be assigned a proportionate share of such expenses based upon a defined formula pursuant to a Charthouse Suites Vacation License Plan with Decade Properties, Inc. (Decade, an affiliate of the Company) allocating fixed and variable costs to their respective class of Interests.

An investor may finance the purchase of an Interest through the Company by paying at least 30% of the subscription price and entering into a subscription agreement for the remainder of the subscription price to be payable over a maximum of 360 monthly installments with increased licensing payments up to a maximum of 9% per year which have the effect of an interest charge on the amounts outstanding.

Under the Guaranteed Rental Agreement, developed as an incentive to early purchasers of Interests, the Company has guaranteed that investors purchasing Interests within one year of the effective date of the planned offering, will receive guaranteed rental payments, as defined, at varying rates, in exchange for the use of unit weeks of Hotel suites. All rights exchanged for the use of the Hotel suites must be exercised no later than five years after the effective date of the offering. Alternatively, investors purchasing Interests within one year of the effective date of the offering may elect to receive a cash discount ranging from 1.5% to 5% applicable to the subscription price (depending on the date an Interest is purchased) in lieu of the Guaranteed Rental Agreement.

Note 2 - Shareholder's Equity

On April 16, 1996, the Company's sole shareholder entered into a subscription agreement to purchase 100 shares of the Company's common stock for $1,000 per share or an aggregate subscription price of $100,000. As of December 31, 1997, the sole shareholder had paid $10,000 of the subscribed amount.

Note 3 - Transactions with Related Parties

Affiliates of the Company will provide management and consulting services to the Company including the rental services pursuant to agreements with the Hotel.

Decade will sell the Hotel to the Company (see Note 7) and be employed by the Company to provide property management services to the Hotel. The Company has entered into a property management agreement with Decade whereby Decade will manage the Hotel until December 31, 2040, for a fee of $2,500 a month (such fee to increase by the CPI index increase on the first of each year beginning January 1, 1998) plus reimbursement of defined expenses. The Property Management Agreement provides for a payment to Decade equal to the present value (using an 8% discount rate) of the remaining future payments to be received in the event Decade is removed, in part or whole, as the property manager.

Holders of the Interests may utilize the Company's rental services if they do not want to or cannot use one or more of their allotted weeks of each year. Decade will provide rental services for a fee equal to 5% of the rental revenue. Interest holders may also seek to have Decade enter into individual property management agreements.

DPI Construction & Engineering Corp. ("DPIC&E"), an affiliate of the Company, is engaged in the general contracting business. The Company may enter into agreements with DPIC&E whereby DPIC&E will provide services in connection with renovation and remodeling work on the Hotel.

Decade and affiliates will be reimbursed for the actual cost of goods and materials used by or for the Company, including the following general functions of the Company: Company operations, Company accounting, investor communications, investor documentation, legal services, tax services, computer services, risk management, Company organizational and offering expenses, and any other related operational and administrative expenses necessary for the organization and operation of the Company.

Note 4 -  Offering Costs

As of December 31, 1997, $250,575 of legal and accounting fees had been incurred by Decade related to the offering discussed in
Note 1. The Company has agreed to indemnify and reimburse Decade for such costs only if sufficient funds become available. At that time, the Company will record such amounts in its financial statements.

Note 5 - Income Taxes

The Company is taxed on its income for federal and state income taxes under the laws of subsection "C" of the Internal Revenue
Code.  No provision for income taxes was recorded as of December
31, 1997, and the Company has not commenced operations.

Note 6 - Use of Estimates

The preparation of the financial statement in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Note 7 -  Pro Forma Acquisition (Unaudited)

On June 30, 1997, the Company entered into an agreement to acquire the Hotel from Decade for approximately $1.8 million.
The purchase is contingent upon the offering achieving the sale of the 76 interests. Decade will provide financing for the whole purchase price of approximately $1.8 million through an unsecured demand note payable with interest only payable monthly at 8%.
The following unaudited pro forma balance sheet as of December 31, 1997, reflects the acquisition of the Hotel from Decade that will occur subsequent to December 31, 1997, as if such transactions had occurred as of December 31, 1997. The pro forma presentation shows the possible scope of the change in the historical financial position caused by the transaction.

The following pro forma statements of operations for the years ended December 31, 1997 and 1996, give effect to the Hotel acquisition as if it were consummated as of the first day of the respective periods. The pro forma presentation shows the possible scope of the change in the historical results of operations by presenting the income from continuing operations with the Hotel. The pro forma statements of operations reflect that historical rental income is received by the Company on behalf of the rental pool and, therefore, is subject to a fee for rental services equal to 5% of the rental revenues. The pro forma statements of operations include the historical property management agreement described in Note 3, a fee of $2,500 per month is due, and such amount is not materially different from the actual proeprty management fee incurred during the pro forma periods shown. Therefore, no adjustment to the historical results was made.


                                                                 Balance Sheet
                                                                December 31, 1997
                                                                 (unaudited)

                                             Historical                                   Pro-Forma
                                             Charthouse                                   Charthouse
                                             Suites Vacation                              Suites Vacation
                                             Ownership, Inc.          Acquisition         Ownership, Inc.
Assets

Cash                                                923                        0                  923
Prepaid expenses                                 11,847                        0               11,847
Investment in real estate                             0                1,811,900(A)         1,811,900
Escrow deposits                                   5,680                        0                5,680
Total assets                                     18,450                1,811,900            1,830,350

Liabilities and Shareholder's equity
Note payable to affiliate                             0                1,811,900(A)         1,811,900
Deferred revenue-unit maintenance                 2,770                        0                2,770
Deferred revenue-unit sales                       5,680                        0                5,680
Total Liabilities                                 8,450                1,811,900            1,820,350

Common stock, par value $.01 per
  share, authorized 10,000 shares,
                      issued 100 shares                                   1                        0                    1
Paid-in-capital                                  99,999                        0               99,999
                                                100,000                        0              100,000
Less:  Stock subscription receivable             90,000                        0               90,000
Total shareholder's equity                       10,000                        0               10,000
Total liabilities and shareholder's equity       18,450                1,811,900            1,830,350

(A) To reflect the acquisition of the Chart House Hotel and the financing provided from Decade Properties, Inc.

                                                       Condensed Statement of Operations
                                                      For the year ended December 31, 1997
                                                                 (Unaudited)

                                                            Pro Forma Adjustments
                                                              Due to Acquisition


                                   Historical          Historical                                   Pro Forma
                              Charthouse Suites        Charthouse                                   Charthouse
                                   Vacation            Suites Hotel             Other            Suites Vacation
                                Ownership, Inc.        Operations            Adjustments          Ownership, Inc.

Operating Revenues
   Total rental income                   0                457,495           (22,875)(D)             434,620
   Other income                          0                 16,935                 0                  16,935
Total Operating Revenues                 0                474,430           (22,875)                451,555
Expenses
   Salaries                              0                132,335                 0                 132,335
   Direct Expenses                       0                153,119                 0                 153,119
   Repair and Maintenance                0                 17,748                 0                  17,748
Total                                    0                303,202                 0                 303,202
Excess of Operating Revenues
   Over Expenses                         0                171,228           (22,875)                148,353
Interest Expense                         0                      0          (144,000)(B)            (144,000)
Depreciation                             0                      0           (44,000)(C)             (44,000)
Net Income (loss)                        0                171,228          (210,875)                (39,647)

(B) To reflect interest expense of the acquisition at an interest rate of 8% per annum.

(C) To reflect depreciation expense of the acquisition using straight line depreciation over 40 years for the building and 7 years for furniture and equipment.

(D) To reflect fee for rental services equal to 5% of the rental revenues.

                                                       Condensed Statement of Operations
                                                      For the year ended December 31, 1997
                                                                 (Unaudited)

                                                            Pro Forma Adjustments
                                                              Due To Acquisition

                                   Historical          Historical                                   Pro Forma
                              Charthouse Suites        Charthouse                                   Charthouse
                                   Vacation            Suites Hotel             Other            Suites Vacation
                                Ownership, Inc.        Operations            Adjustments          Ownership, Inc.

Operating Revenues
Total rental income                      0                465,244             (23,262)(D)              441,982
Other income                             0                 16,179                   0                   16,179
Total Operating Revenues                 0                481,423             (23,262)                 458,161

Expenses
Salaries                                 0                123,091                   0                  123,091
Direct Expenses                          0                155,546                   0                  155,546
Repair and Maintenance                   0                 12,585                   0                   12,585
Total                                    0                291,222                   0                  291,222
Excess of Operating Revenues
  Over Expenses                          0                190,201             (23,262)                 166,939
Interest Expense                         0                      0            (144,000)(B)             (144,000)
Depreciation                             0                      0             (44,000)(C)              (44,000)
Net Income (loss)                        0                190,201            (211,262)                 (21,061)

(B) To reflect interest expense of the acquisition at an interest rate of 8% per annum.

(C) To reflect depreciation expense of the acquisition using straight line depreciation over 40 years for the building and 7 years for furniture and equipment.

(D) To reflect fee for rental services equal to 5% of the rental revenues.

                        CHART HOUSE SUITES
                       Clearwater, Florida

                 STATEMENT OF OPERATING REVENUES
                       AND CERTAIN EXPENSES
              Including Independent Auditors' Report

                    December 31, 1997 and 1996

                        CHART HOUSE SUITES


                        TABLE OF CONTENTS
                    December 31, 1997 and 1996


________________________________________________________________


Independent Auditors' Report                                1

Statements of Operating Revenues and Certain Expenses       2

Note to Financial Statements                                3

                    Independent Auditors Report

To the Board of Directors
Decade Properties, Inc.
Brookfield, Wisconsin


We have audited the accompanying statements of operating revenues and certain expenses of Chart House Suites for the years ended December 31, 1997 and 1996. The financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on the accompanying statements of revenues and certain expenses based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the accompanying statements of operating revenues and certain expenses, presents fairly, in all material respects, the operating revenues and certain expenses, exclusive of those described in Note 1, of Chart House Suites for the years ended December 31, 1997 and 1996, in conformity with the basis of accounting described in Note 1 to the financial statements.

This report is intended solely for purposes of compliance with Form S-11, Registration Statement under the Securities Act of 1933, and Form 10-KSB Annual Report under the Securities Exchange Act of 1934, and should not be used for any other purposes.

VIRCHOW, KRAUSE & COMPANY, LLP

Waukesha, Wisconsin
February 17, 1998

CHART HOUSE SUITES

STATEMENTS OF OPERATING REVENUES
 AND CERTAIN EXPENSES
For the Years Ended
 December 31, 1997 and 1996


                                              1997         1996
OPERATING REVENUES
Total rental income                          457,495     465,244

Other income
Telephone                                      7,628      10,135
Miscellaneous/other                            3,561       3,369
Sales tax income                                 645         660
Interest income                                5,101       2,015
 Total Other Income                           16,935      16,179

    Total Operating Revenues                 474,430     481,423
CERTAIN EXPENSES
Salaries
Salaries-administration                        5,840       6,279
Salaries-housekeeping                         26,715      26,951
Manager on-site                               24,992      22,934
Operations-front desk                         30,547      28,030
Maintenance and grounds                       20,775      14,927
Payroll taxes (included above)                     0           0
Management fee                                23,466      23,970

    Total Salaries                           132,335     123,091

Direct Expenses
Insurance                                     10,863      12,492
Maintenance services and supplies             10,271      11,149
Electric-units                                15,772      15,719
Propane gas                                    4,386       4,210
Water and sewer                               13,401       9,806
Trash removal                                  2,850       2,096
Cable television                               2,965       3,450
Grounds                                        2,486       2,613
Sales and marketing                           23,012      27,812
Telephone                                      8,273      10,069
Laundry and cleaning supplies                  7,413       9,022
Real estate tax                               27,449      25,208
Miscellaneous administrative                  23,978      21,900

 Total Direct Expenses                       153,119     155,546

                                               1997        1996

Repair and Maintenance Expenses
Roof                                             892           0
Painting                                         953       1,490
Furniture and equipment-interior              12,100       6,940
Pool maintenance                               1,185         676
Pavement                                       1,916           0
Other maintenance                                702       3,479
 Total Repair and Maintenance Expenses        17,748      12,585

Total Expenses                               303,202     291,222

EXCESS OF OPERATING REVENUES
 OVER CERTAIN EXPENSES                       171,228     190,201


CHART HOUSE SUITES

NOTE TO FINANCIAL STATEMENTS
December 31, 1997 and 1996
_________________________________________________________________

NOTE 1 - NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES
_________________________________________________________________

Nature of Business

Chart House Suites is a 25 unit hotel complex located in Clearwater, Florida. The hotel opened for business on April 21, 1994.

Basis of Accounting

The accompanying statements of operating revenues and certain expenses reflect income and expenses that are directly attributable to the operations of the hotel complex, and that are not dependent upon a particular owner of the property. The operating revenues and expenses of the related marina are not included in the accompanying statements of operating revenues and certain expenses. As a result, certain expenses which are included in the accounting records of the property are not included in the accompanying financial statements. These expenses are depreciation, amortization, mortgage interest, and certain office and administrative expenses.

Repairs and Maintenance

Ordinary maintenance and repairs are charged to operations when incurred, while expenditures which significantly increase asset lives or values are capitalized.

Use of Estimates

The preparation of the financial statement in conformity with general accepted accounting principles requires management to make estimates and assumptions that affect the amount reported in the financial statement and accompanying notes. Actual results could differ from those estimates.

Advertising Costs

The Company expenses costs of advertising at the time incurred.
Advertising expenses were $17,216 and $21,691 for the years ended
December 31, 1997 and 1996, respectively.